Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES CONSIDERATION FOR

TECO FINANCE 2017 NOTES EXCHANGE OFFER

TAMPA, December 17, 2007—TECO Energy, Inc. (NYSE: TE) today announced the applicable consideration for its previously announced offer to exchange outstanding TECO Energy 7.20% notes due 2011 or TECO Energy 7.00% notes due 2012, for newly issued TECO Finance notes due 2017 (the “TECO Finance 2017 notes exchange offer”).

The applicable total exchange consideration for each $1,000 in principal amount of notes validly tendered and not withdrawn on or before 5:00 p.m., New York City time, December 5, 2007, the early participation date, and accepted for payment, is $1,066.79 and $1,072.85 for the TECO Energy 7.20% notes due 2011 and TECO Energy 7.00% notes due 2012, respectively, which includes an early participation payment of $20.00. The applicable late exchange consideration for each $1,000 in principal amount of notes validly tendered after the early participation date and on or before the expiration date of the offer, and accepted for payment, is $1,046.79 and $1,052.85 for the TECO Energy 7.20% notes due 2011 and TECO Energy 7.00% notes due 2012, respectively, which excludes the early participation payment.

The total exchange prices of the TECO Energy notes due 2011 or 2012 were determined today at 2:00 p.m., New York City time, the price determination time, by the lead dealer managers for the offer. The total exchange prices for the TECO Energy 7.20% notes due 2011 and TECO Energy 7.00% notes due 2012 were determined by reference to a fixed spread of 1.40% and 1.50%, respectively, over the yield to maturity based on the bid-side price of the 3.875% U.S. Treasury note due October 31, 2012, which was determined to be 3.613% as of the price determination time. The TECO Finance notes due 2017 will bear interest at an annual rate of 6.572%. The interest rate is equal to the bid-side yield on the 4.25% U.S. Treasury note due November 15, 2017, which was determined by the lead dealer managers to be 4.197% as of the price determination time, plus 2.375%. Interest on the TECO Finance notes due 2017 will accrue from the settlement date, which is expected to be December 21, 2007.

TECO Energy notes due 2011 or 2012 accepted for exchange in the TECO Finance 2017 notes exchange offer will be subject to proration so that TECO Finance will only issue a maximum of $300 million aggregate principal amount of TECO Finance notes due 2017. Holders of TECO Energy notes due 2011 participating in the TECO Finance 2017 notes exchange offer will be given priority before holders of TECO Energy notes due 2012 may participate. Holders participating in the TECO Finance 2017 notes exchange offer whose notes are not accepted, whether due to acceptance priority, proration or termination of the offer, agree to participate in the previously announced offers to exchange TECO Energy 7.20% notes due 2011 for a like principal amount of newly issued TECO Finance 7.20% notes due 2011 and to exchange TECO Energy 7.00% notes due 2012 for a like principal amount of newly issued TECO Finance 7.00% notes due 2012.

TECO Energy notes due 2011 or 2012 tendered after 5:00 p.m., New York City time, on December 5, 2007 may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law.

The exchange offers are only being made, and copies of the exchange offer documents are only being made available to, holders of TECO Energy notes due 2011 or TECO Energy notes due 2012 that have certified in an eligibility letter certain matters to TECO Energy, including their status as eligible holders, that is, either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933. The terms and conditions of the exchange offers are described in a confidential offering memorandum dated November 20, 2007, and related letter of transmittal, distributed to eligible holders.

Eligible holders who would like additional copies of the eligibility letter may contact the information agent for the exchange offers, Global Bondholder Services Corporation, at 866-857-2200 or 212-430-3774.

This news release is neither an offer to issue in exchange nor a solicitation of an offer to tender for any of the TECO Finance notes. The exchange offers are being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

The TECO Finance notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws. Therefore, the TECO Finance notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. TECO Finance will enter into a registration rights agreement pursuant to which it will agree to file an exchange offer registration statement with respect to the notes.

About TECO Energy

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in coal mining, and electric generation and distribution in Guatemala.

About TECO Finance

TECO Finance is a wholly-owned subsidiary of TECO Energy whose business activities consist solely of providing funds to TECO Energy for its diversified activities.

NOTE: This press release contains forward-looking statements about the completion and timing of the offers, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could impact actual results. The offers are subject to certain conditions that must be satisfied or waived by TECO Energy. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2006, as updated by the information contained in Item 1A of its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007.

Contact:	Investors (Mark Kane)	Media (Laura Duda)
	813-228-1772	813-228-1572